AMENDMENT NO. 1 TO TRUST INTRUMENT

OF AMG FUNDS IV

This Amendment No. 1 (this “Amendment”) dated as of March 18, 2021, is being entered into to amend the Trust Instrument of AMG Funds IV (f/k/a CT&T Funds), a Delaware statutory trust (the “Trust”), dated September 8, 1993, (the “Trust Instrument”). Capitalized terms used herein and not defined shall have their respective meanings as defined in the Trustee.

WHEREAS, pursuant to Section 11.8 of the Trust Instrument, the Trustees have consented to the amendment of certain provisions of the Trust Instrument as set forth below.

NOW THEREFORE, it is hereby agreed as follows:

1. Amendments to the Trust Instrument.

a.	The term “business trust” where used throughout the Trust instrument is hereby deleted and replaced with the term “statutory trust” in lieu thereof.

b.	The term “Delaware Business Trust Act” where used throughout the Trust instrument is hereby deleted and replaced with the term “Delaware Statutory Trust Act” in lieu thereof.

c.	Section 1.1 of the Trust Instrument is hereby amended by making deletions as shown by ~~strike through~~ and insertions as shown by underline as follows:

“Section 1.1 The name of the trust created hereby is the “~~CT&T~~ AMG Funds IV”.”

d.	Section 1.2 (h) of the Trust Instrument is hereby amended by making deletions as shown by strike through and insertions as shown by underline as follows:

“(h) The “Trust” refers to ~~CT&T~~AMG FUNDS IV and reference to the Trust, when applicable to one or more Series of the Trust, shall refer to any such Series;”

e.	Section 7.2 of the Trust Instrument is hereby amended by making deletions as shown by ~~strike through~~ and insertions as shown by underline as follows:

“Section 7.2 Meetings. Meetings of Shareholders may be held within or without the State of Delaware as the Trustees may designate. In lieu of holding a Shareholders’ meeting at a designated place, the Trustees, in their sole discretion, may determine that any Shareholders’ meeting may be held solely by means of remote communications or both at a physical location and by means of remote communications; provided, however, that after determining to call a meeting, the Trustees may delegate to the officers of the Trust any decision with to the date and place of the meeting and whether the meeting will be held in whole or in part by means of remote communications. Special meetings of the Shareholders of any Series may be called by the Trustees and shall be called by the Trustees upon the written request of Shareholders owning at least one-tenth of the Outstanding Shares entitled to vote. Whenever ten or more Shareholders meeting the qualifications set forth in Section 16(c) of the 1940 Act seek the opportunity of furnishing materials to the other Shareholders with a view to obtaining signatures on such a request for a meeting, the Trustees shall comply with the provisions of said Section 16(c) with respect to providing such Shareholders access to the list of the Shareholders of record of the Trust or the mailing of such materials to such Shareholders of record, subject to any rights provided to the Trust or any Trustees provided by said Section 16(c). Notice shall be sent, by mail or such other means determined by the Trustees, at least 15 days prior to any such meeting.”

f.	Section 7.4 of the Trust Instrument is hereby amended by making deletions as shown by strike through and insertions as shown by underline as follows:

“Section 7.4 Action by Written Consent. Any action which may be taken by the Shareholders of the Trust or of a Series may be taken without a meeting if Shareholders holding more than a majority of the Shares entitled to vote, except when a larger vote is required by law or by any provision of this Trust Instrument, shall consent to the action in writing or electronic transmission. If the consents of all Shareholders entitled to vote have not been solicited in writing and if the unanimous written consent, given in writing or by electronic transmission, of all such Shareholders shall not have been received, the Secretary shall give prompt notice to all Shareholders of actions approved by the Shareholders without a meeting.”

g.	Section 11.3 of the Trust Instrument is hereby amended by making deletions as shown by strike through and insertions as shown by underline as follows:

“Section 11.3 Establishment of Record Dates. The Trustees may close the Share transfer books of the Trust for a period not exceeding ninety (90) days preceding the date of any meeting of Shareholders, or the date for the payment of any dividends or other distributors, or the date for the allotment of rights, or the date when any change or conversion or exchange of Shares shall go into effect; or in lieu of closing the stock transfer books as aforesaid, the Trustees may fix in advance a date, not exceeding ninety (90) days preceding the date of any meeting of Shareholders, or the date for payment of any dividend or other distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of Shares shall go into effect, as a record date for the determination of the Shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or other distribution, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of Shares, and in such case such Shareholders and only such Shareholders as shall be Shareholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend or other distribution, or to receive such allotment or rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any Shares on the books of the Trust after any such record date fixed as aforesaid, provided, however, that the Trustees and determining that a record date shall be established pursuant to this Section 11.3 may delegate to the officers the selection of actual record date.

2.	Effective Date. The Amendment shall be effective as of the date hereof. Except as amended by this Amendment, all terms and conditions of the Trust Instrument remain in full force and effect.

3.	Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

4.	Miscellaneous.

a.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

b.

Every provision of this Amendment is intended to be severable. If any provision hereof is illegal or invalid for any reason whatsoever, such provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Amendment.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the Trustees have executed this Amendment as of the date first set forth above.

TRUSTEES

/s/ Bruce B. Bingham Bruce B. Bingham	/s/ Christine C. Carsman Christine C. Carsman

/s/ Kurt Keilhacker Kurt Keilhacker	/s/ Steven J. Paggioli Steven J. Paggioli

/s/ Richard F. Powers III Richard F. Powers III	/s/ Eric Rakowski Eric Rakowski

/s/ Victoria Sassine Victoria Sassine	/s/ Thomas R. Schneeweis Thomas R. Schneeweis